March 28, 2007

Exhibit 10.1

Birds Eye Foods, Inc. Attn: Elizabeth Robinson Brett, Esq. 90 Linden Oaks Rochester, New York 14625

Re: Amendment to Agreements

Dear Lisa:

      Once accepted, this letter serves to amend two agreements between Pro-Fac Cooperative, Inc. (the “Cooperative”) and Birds Eye Foods, Inc. (“Birds Eye”), formerly known as Agrilink Foods, Inc. (“Agrilink”).

      On August 19, 2002, the Cooperative and Agrilink entered into a credit agreement (the “Credit Agreement”) providing for loans to be made available by Birds Eye to the Cooperative. In addition, on August 19, 2002, the Cooperative and Agrilink entered into a termination agreement (the “Termination Agreement”) providing for a series of payments to be made by Birds Eye to the Cooperative relating to the termination of the Marketing and Facilitation Agreement between the Cooperative and Agrilink, dated November 3, 1994. By entering into this amendment, the parties are agreeing as follows:

      1.   That the terms of Article 2, Section 2.1 of the Credit Agreement are amended so that the outside date through which the final loan installment of $1.0 million can be made pursuant to the Credit Agreement is extended from August 19, 2007, which is the fifth anniversary of the date of the Credit Agreement, to November 20, 2007.

      2.   That the terms of the Termination Agreement are amended relating to the April 1, 2007 installment payment of $2.0 million as required under Section 1 of the Termination Agreement. Notwithstanding the provisions of Section 1 of the Termination Agreement, the parties agree that the final $2.0 million installment payment shall be paid by Birds Eye to the Cooperative on June 29, 2007 and that Birds Eye shall send such payment by certified mail, return receipt requested to the Cooperative at the following address: Pro-Fac Cooperative, Inc., 590 Willowbrook Office Park, Fairport, New York 14450. The Cooperative agrees that the obligation of Birds Eye to make the above-referenced installment payment remains subject to the condition set forth in Section 1 of the Termination Agreement relating to the Cooperative’s maintenance of sufficient grower membership. In the event the Cooperative does not maintain sufficient grower membership to satisfy such condition through the date it receives such payment, the Cooperative shall promptly notify Birds Eye in writing of that fact.

      3.   Except to the extent modified by this amendment, the terms and provisions of the Credit Agreement and the Termination Agreement remain in full force and effect.

      4.   The Cooperative and Birds Eye acknowledge that this amendment is being entered into for good and valuable consideration, the receipt of which is hereby acknowledged.

      In order to indicate the acceptance of this amendment by Birds Eye, please countersign a copy of this letter in the space provided below and return the countersigned copy to the Cooperative.

Sincerely yours,

/s/ Stephen R Wright
Stephen R. Wright, Pro-Fac Cooperative, Inc.
General Manager and CEO

Agreed to this 28th day of March, 2007 on behalf of Birds Eye Foods, Inc.

By: Name: Title:	/s/ Earl L. Powers Earl L. Powers EVP, CFO and Secretary

191968 823612.1